Exhibit 99.1

April 29, 2004

Verso Reports First Quarter 2004 Results

ATLANTA — (April 29, 2004) — Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced its financial results for the first quarter of 2004.

The company reported revenue of $16.6 million for the first quarter of 2004, which is within the guidance provided last quarter. EBITDA (defined as net loss before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) was negative $1.9 million and the net loss was $3.7 million, or $.03 per share. Both the EBITDA and the net loss reflect reorganization costs of $584,000 and a (non-cash) stock-related reorganization charge of $570,000.

“We are pleased that the steps we have recently taken are beginning to bear fruit,” said Steve Odom, Verso’s chairman and chief executive officer. “In addition, we continue to see economic improvements in the markets where Verso competes. The first quarter of 2004 reflected strength in our next generation technologies, especially our softswitch division, which is a growth focus of Verso. In fact, the softswitch division experienced substantial growth in the quarter. As you may recall, Synergy Research Group just identified Verso as number four in worldwide softswitch market share and second in terms of softswitches in EMEA (Europe, Middle East and Africa). We expect next-generation technology segments, such as the softswitch segment, to become a significantly larger mix of Verso’s overall business. We remain confident that the increases in sales and marketing resources we have made and will continue to make will produce meaningful results beginning in the third quarter.”

Revenue for the first quarter of 2004 was $16.6 million which compared to $15.3 million for the fourth quarter of 2003. The increase was attributable to growth in the company’s carrier softswitch segment. Revenue for the first quarter of 2003 was $13.0 million; this included only a partial quarter’s revenues from the company’s acquisition of substantially all the business assets of Clarent Corporation in the first quarter of 2003, and no revenue contribution from MCK Communications, Inc., which was acquired in September 2003 by means of merger.

Gross profit for the first quarter of 2004 was $8.5 million, or 51% of sales, compared to $6.2 million, or 41% of sales, for the fourth quarter of 2003 and $7.4 million, or 57% of sales for the first quarter of 2003. Gross profit for the first quarter of 2004, excluding the amortization of intangibles of $446,000, which had a 3% margin impact, would have been 54%. This was consistent with the company’s forecast and the expectation for significant gross margin improvement from the fourth quarter. Prior to the acquisition of MCK (in September 2003), the intangible amortization related to technology was not significant and was classified with other intangible amortization as an operating expense. The fourth quarter of 2004 had lower gross margin due to the reduced revenue levels, mix of hardware versus software product sales and inventory obsolescence adjustments. The first quarter of 2004 margins were lower than the margins for the first quarter of 2003 due to the increase in amortization of intangibles and reduced margins on services revenues.

Total operating expenses for the first quarter of 2004 were $12.0 million compared to $11.5 million for the fourth quarter of 2003 and $8.2 million for the first quarter of 2003. The first quarter of 2004 included total reorganization costs of $1.2 million. Approximately $584,000 of these costs will be paid in cash, while the remainder related to the write-off of unamortized deferred compensation for options. Without the reorganization costs, operating expenses would have

Exhibit 99.1

been $10.8 million. The first quarter of 2003 had a reorganization cost of $194,000 related to consolidating functions and improving operational efficiencies in anticipation of the Clarent acquisition in February 2003. There were no reorganization costs in the fourth quarter of 2003.

EBITDA was negative $1.9 million for the first quarter of 2004. This compares to negative EBITDA for the fourth quarter of 2003 of $3.1 million, and positive EBITDA of $246,000 for the first quarter of 2003. Excluding the reorganization costs of $1.2 million, EBITDA for the first quarter of 2004 would have been negative $763,000 and for the first quarter of 2003 would have been $440,000.

The company had a net loss of $3.7 million, or $.03 per share, for the first quarter of 2004. In the fourth quarter of 2003, the company had a net loss of $5.2 million, or $.04 per share. In the first quarter of 2003, Verso had a net loss of $1.1 million, or $.01 per share.

As of March 31, 2004, the company had total cash (cash and cash equivalents plus restricted cash) of $24.8 million. This compared to $9.9 million at December 31, 2003. The increase in cash is attributable to the proceeds from the private placement closed in February 2004 plus net cash provided by operating activities in the first quarter of 2004, net of the MCK acquisition costs. Working capital at March 31, 2004 was $27.2 million, compared to $12.7 million at December 31, 2003. As of March 31, 2004, the current portion of notes payable has been completely repaid and long-term debt is $6.7 million. There are no borrowings outstanding under the $10 million line of credit with Silicon Valley Bank.

On February 24, 2004, the company issued 9.8 million shares of its common stock and warrants to purchase 2.5 million shares of its common stock for an aggregate purchase price of $17.7 million, or $1.80 per share. The proceeds, net of expenses, were $16.6 million. The warrants issued in connection with the private placement are exercisable for a period of seven years at an exercise price of $2.30 per share.

Verso will hold a conference call today at 5:00 p.m. EDT to discuss the company’s first quarter results. Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com, or at www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso’s website for 30 days. A telephone replay of the call will be available from 8:30 p.m. EDT on April 29, 2004 through 11:59 p.m. on May 7, 2004 at (800) 475-6701 for domestic callers and (320) 365-3844 for international callers, the passcode is 728727.

About Verso Technologies

Verso is a leading provider of next generation communication solutions for carriers and enterprises that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 130 countries around the world. For more information, contact Verso at www.verso.com or call (678) 589-3500.

Earnings Measurement Quality

EBITDA as presented in this press release is not a measure of performance under generally accepted accounting principles and is not calculated identically by all companies. Therefore, the presentation in this press release may not be comparable to those disclosed by other companies. The company utilizes EBITDA (defined as net loss before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) as a measure of performance because it believes that it is a useful adjunct to net income and other GAAP measurements because it is a reasonable measure of a company’s performance. Items such as depreciation and amortization are more appropriately associated with the historical operations of

Exhibit 99.1

the business, i.e., existing asset base and the implications of purchase accounting for acquisitions. Interest expense is associated primarily with the company’s financing decisions, rather than current operations. The company believes that EBITDA provides investors with an indication of the cash produced from the company’s operations.

Forward Looking Statements

Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Investor Contact:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678-589-3579
Monish.Bahl@verso.com

VERSO TECHNOLOGIES, INC.
(Unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	For the three months
	ended March 31,
	2004	2003
Revenue	$16,561	$12,997
Cost of revenue (including amortization of intangibles of $446 and $152, respectively)	8,058	5,577

Gross profit	8,503	7,420
Operating expenses
General & administrative	3,762	3,321
Sales and marketing	3,170	1,891
Research and development	2,811	1,896
Depreciation	805	653
Amortization of intangibles	135	60
Amortization of deferred compensation	166	199
Reorganization costs	584	114
Stock related reorganization costs	570	80

Total operating expenses	12,003	8,214

Operating loss	(3,500)	(794)

Other income (expense), net:
Other income	48	9
Equity in income (loss) of investment	(18)	(33)
Interest expense, net	(266)	(307)

Other income (expense), net:	(236)	(331)

Loss before income taxes	(3,736)	(1,125)
Income taxes	—	—

Net loss	$(3,736)	$(1,125)

Net loss per common share- basic and diluted	$(0.03)	$(0.01)

Weighted average shares outstanding — basic and diluted	126,783,895	89,437,720

RECONCILIATION OF NET LOSS TO EBITDA

	For the three months
	ended March 31,
	2004	2003
Net loss	$(3,736)	$(1,125)
Add back:
Interest	266	307
Income taxes	—	—
Depreciation	805	653
Amortization of intangibles	446	152
Amortization of intangibles	135	60
Amortization of deferred compensation	166	199

EBITDA	(1,918)	246

SELECTED BALANCE SHEET ITEMS

	March 31, 2004	December 31, 2003
Cash and cash equivalents	$24,552	$7,654
Restricted cash	228	2,290
Accounts receivable, net	10,165	13,620
Inventories	8,471	8,727
Total current assets	44,565	33,294
Goodwill and other intangibles, net	22,955	23,536
Total assets	73,528	63,252
Line of credit	—	—
Current portion of accrued costs of MCK acquisition	1,010	4,464
Total current liabilities	17,344	20,557
Total liabilities	26,271	29,659
Total shareholders’ equity	$47,257	$33,593
Working capital	$27,221	$12,737